Exhibit 99.2

To Our Stockholders:

In line with our forecast from early 2008, the credit market deterioration continued during the first quarter of 2009. While there have been some signs of stabilization in certain residential sectors, the long-anticipated losses that are the result of the precipitous value declines in the residential markets are starting to manifest themselves in residential mortgage securitizations. Additionally, the commercial sector has begun to experience a significant increase in delinquencies.

In response to the increasingly difficult market conditions, we laid out a comprehensive plan for Crystal River during our first quarter 2008 earnings conference call with the goal of strengthening Crystal River’s financial position by eliminating the Company’s short-term debt. Given the prevailing conditions in the credit markets, our view was, and remains, that our long-term assets should be either matched with long-term debt or owned debt-free. We outlined a number of strategic initiatives during the first quarter of 2008 that we believed would enable us to successfully weather the current market conditions and capitalize on future market opportunities. Those actions included:

•                  Deleveraging the balance sheet and reducing liquidity risk;

•                  Selling our Agency Mortgage-Backed Securities (“Agency MBS”) portfolio; and

•                  Reducing borrowings under our funding facility.

Despite the ongoing deterioration and volatility in the real estate and capital markets, we have made considerable progress against these key objectives. The Company is continuing to take action to significantly reduce its short-term liabilities. By reducing the inherent liquidity-related risks associated with short-term debt, the Company’s assets can be used appropriately to enhance the business without the material risks that a debt burden can place on the Company, particularly in a tightening credit environment.

During the fourth quarter of 2008, we achieved our goal of eliminating our repurchase agreement debt by paying down the remaining $8.3 million. Our remaining short-term debt, consisting of debt under our secured revolving credit facility, was reduced to $29 million at March 31, 2009, down from $33 million at the end of the fourth quarter of 2008.

We also announced the second quarter 2009 dividend of $0.10 per share, unchanged from the previous three quarters, which we believe is appropriate given current market conditions. The strategy of retaining additional cash flow, which had first been implemented in the third quarter of 2008, has started to positively affect Crystal River’s capital base. Specifically, the Company’s cash flow from operating activities during the first quarter of 2009 represented in excess of two times coverage of the quarterly dividend of approximately $2.5 million, with the remainder being used to further pay down short-term liabilities in line with our stated strategy.

Crystal River Capital, Inc. • Three World Financial Center • 200 Vesey Street, 10th Floor • New York, NY 10281-1010 www.crystalriverreit.com

As we look ahead to the second half of 2009, our focus will be to remain cautious and conservative, preserving cash while proactively identifying and tightly managing risk. We will continue to focus on further reducing our debt balance with the ultimate goal of eliminating all short-term debt with the proceeds from principal repayments, excess cash flow and asset sales.

Once we have successfully eliminated our short-term debt, we believe Crystal River will be well positioned to take advantage of the growing number of high-quality, yet significantly undervalued investment opportunities that are expected to appear in the market and be available only to those with ample liquidity.

We look forward to updating you on our continued progress in due course.

Sincerely,

Bill Powell
President & CEO
Crystal River Capital, Inc.

FORWARD-LOOKING INFORMATION

This letter to stockholders contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our future financial results and future dividend levels. These statements are based on various assumptions and may be identified by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “anticipate,” “continue,” “should,” “intend,” or similar terms or variations on those terms or the negative of those terms. We can give no assurance that our expectations will be attained. Factors that could cause actual results to differ materially from those set forth in the forward-looking statements include, but are not limited to, changes in interest rates, changes in the yield curve, changes in prepayment rates, the effectiveness of our hedging strategies, the availability of targeted investments for purchase and origination, the availability and cost of capital for financing future investments and, if available, the terms of any such financing, changes in the market value of our assets, future margin reductions and the availability of liquid assets to post additional collateral, changes in business conditions, competition within the specialty finance sector, changes in government regulations affecting our business, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes and other risks disclosed from time to time in our filings with the Securities and Exchange Commission, including the risk factors in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which we filed with the SEC on March 3, 2009, and the risk factors in Exhibit 99.1 to our Form 10-Q for the period ended March 31, 2009, which we expect to file with the SEC by May 11, 2009. We do not undertake, and specifically disclaim any obligation, to update or supplement any forward-looking statements.